Exhibit e

                             Distribution Agreement
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                              PHOENIX-EUCLID FUNDS
                             DISTRIBUTION AGREEMENT

                                                                March  , 1999



PHOENIX EQUITY PLANNING CORPORATION
100 Bright Meadow Avenue
P.O. Box 2200
Enfield, CT 06083

     The undersigned, Phoenix-Euclid Funds, a Delaware business trust (the "Trust"), is an open-end management investment company registered under the Investment COmpany Act of 1940, as amended (the "1940 Act"). The Trust currently offers its shares in one series, Phoenix-Euclid Market Neutral Fund, and currently issues four classes of shares designated as Class A, Class B
Class C and Class I shares (the "Class A, Class B, Class C and Class I Shares"). In the future, the Trust may authorize and issue other series and other classes of shares.

     SECTION 1. General Duties as Distributor of the Trust's Shares. You are hereby engaged, as agent of the trust, to sell and solicit the sale of shares of all classes of Euclid Market Neutral Fund and any series of the Trust established in the future at the applicable Offering Price as hereinafter defined. In the performance of these duties, you shall be subject to the requirements of this agreement (The "Agreement"), the applicable provisions of the Trust's Agreement and Declaration of Trust and its By-Laws, the Trust's Prospectuses and Statements of Additional Information, and applicable federal and state law, all as amended and in effect from time to time. During the term of this Agreement, you will use your best efforts to solicit or otherwise promote sales of the Trust's shares in jurisdictions where shares may legally be offered for sale.

     SECTION 2. Dealers and Service Organizations. You may enter into Dealer Agreements with qualified dealers, the form thereof to be as mutually agreed upon by the Trust and you, and shall solicit such dealers for orders to purchase shares of the Trust. You may also enter into Service Agreements, in appropriate form and consistent with this Agreement and the 1940 Act, with securities dealers, financial institutions or other industry professionals (severally, a "Service Organization") for promotion of, administration of, and servicing investors in, the Trust's shares.

     SECTION 3. Sales Literature and Advertisements. All sales literature and advertisements used by you in connection with the sale of the Trust's shares must be submitted to the Trust for its advance approval. In connection with the sale or arranging for the sale of the Trust's shares, you are authorized to give only such information and to make only such representations as are contained in the Trust's then-current Prospectuses and Statements of Additional Information or in sales literature or advertisements approved by the Trust.




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     SECTION 4.  Information Relating to the Trust. The Trust will keep you fully informed with regard to its affairs, will furnish you with copies of all financial statements and a signed copy of each report prepared by its independent public accountants, and will cooperate fully with you in your efforts to sell the Trust's shares and in the performance of your duties under this Agreement.

     SECTION 5. Filing of Registration Statements, etc. The Trust will from time to time file (and furnish you with copies of) such registration statements, amendments thereto, and reports or other documents as may be required under the Securities Exchange Act of 1933, as amended, the 1940 Act, or the laws of the states in which you desire to sell Trust shares.

     SECTION 6. Offering Price: Net Asset Value Per Share, Cancellation of Orders. Shares of the Trust shall be offered and sold only at the price in effect at the time of such sale ( the respective "Offering Prices") as described in the Trust's then-current Prospectus and Statement of Additional Information. The differences between (i) the Offering Price and net asset value, if any (the front-end sales charge), and (ii) any contingent Deferred Sales Charge ("CDSC") payable on redemptions of shares of the Trust in accordance with its then-current Prospectuses and Statements of Additional Information, shall be retained by you or paid over to you by the Trust, as the case may be, it being understood that such amounts will not exceed the maximum sales commission or CDSC, as the case may be, as set forth in the Trust's then-current Prospectuses or Statements of Additional Information. The Trust shall receive not less than the full net asset value per share of all shares sold. You may re-allow to dealers all or any part of the discount you are allowed.

     Shares shall be redeemed at the applicable redemption price (net asset value per share less any applicable sales charge) as set forth in the Trust's then-current Prospectus and Statement of Additional Information.

     Any references herein to "net asset value per share" refer to the net asset value per share computed separately for each class of each series in accordance with the Trust's Agreement and Declaration of Trust, its Prospectus and Statement of Additional Information and the instructions of its Board of Trustees, all as revised or amended from time to time. The Trust or its investment manager, Euclid Advisors LLC, or any affiliated successor investment manager (the "Manager") will advise you as promptly as practicable of the net asset value per share for each class of each series on each day that net asset values are determined.

     You shall reimburse the Trust for any loss caused to any series of the Trust by the failure to settle any purchase, redemption or repurchase order accepted by you. In such event, you shall pay to the Trust, on at least an annual basis, an amount equal to the losses (net of any gains) realized by any series of the Trust as a result of such cancellations.

     SECTION 7. Transactional Services. In addition to your duties as Distributor, we understand that you may, in your discretion, perform additional functions in connection with transactions of Trust shares but without any additional charge by you to the Trust other than as specified in this Agreement or the Trust's Rule 12b-1 Distribution Plan.


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     You may process or cause to be processed requests received from your customers in connection with their purchase, redemption or submission for repurchase or shares of any series, in the manner prescribed from time to time by the Board, and shall arrange for payment for such shares to or from the Trust's account with its custodian.

     The processing of Trust transactions may include, but is not limited to: compilation of all share transactions from your office; communication with account executives in connection with the execution of transactions; recording and reporting of these transactions as executed by the Trust's transfer agent in your customer statements; rendering of periodic customer statements; and the reporting of 1099 information at year end.

     You may also provide other shareholder services, such as communicating with Trust shareholders and other functions in administering customer accounts for Trust shareholders. We understand that these services may result in cost savings to the Trust or to the Manager, and the Manager may compensate you for all or a portion of the costs incurred in performing such functions on behalf of the Trust. Nothing herein in intended, nor shall be construed, as requiring you to perform any of the foregoing functions and none of these functions performed by you shall be deemed distribution services.

        SECTION 8. Multiple Capacities. Nothing contained in this Agreement shall be deemed to prohibit you from acting, and being separately compensated for acting, in one or more capacities on behalf of the Trust, including, but not limited to, the capacities of investment manager, broker and distributor. The Trust understands that you may act in one or more such capacities on behalf of other investment companies and customers. You shall give the Trust equitable treatment under the circumstances in supplying services in any capacity, but the Trust recognizes that it is not entitled to receive preferential treatment from you as compared with the treatment given to any other investment company or customer. Whenever you shall act in multiple capacities on behalf of the Trust, you shall maintain the appropriate separate accounts and records for each such capacity.

        SECTION 9. Payment of Fees and Expenses.

        (a) For your services as Distributor, you shall receive the fees in accordance with the plans adopted by each series (or a class of series) of the Trust pursuant to Rule 12b-1 under the 1940 Act, and the fees set forth herein or in the Trust's Prospectus and Statement of Additional Information. The Trust will pay you in consideration of your services in connection with the distribution of Class B Shares of any series your "Allocable Portion", as hereinafter defined, of the distribution fee allowable under the Rules of Conduct of NASD Regulation, Inc. (the "Rules of Conduct") in respect of such Class B Shares of such series consisting of a distribution fee at the rate of three quarters of one percent (0.75%) per annum of the average daily net asset value of the Class B Shares of such series of the Trust (the "Distribution Fee"). For purposes of applying the limitation set forth in the Rules of Conduct on the maximum amount of the Distribution Fee payable in respect of the Class B and Class C Shares of any series, the Trust hereby elects to add six and one quarter percent (6.25%) of the issue price of the Class B Shares or Class C Shares, as the case may be,

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interest thereon at the rate of prime plus one percent (1.0%) per annum. The
Distribution Fee shall be calculated and accrued daily and shall be paid to you, or at your direction, as soon as practicable after the end of the calendar month in which it accrues, but in any event not later than 10 days after the end of each such month.

        (b) For your services as Distributor of the Trust's shares, you shall also receive the proceeds of any front-end sales charges or CDSCs referred to in Section 6 hereof. The Trust shall withhold and pay over to you, or at your direction, on the date redemption proceeds are paid to a Class B or Class C Shareholder of the Trust, your Allocable Portion of the CDSC, if any, applicable to such redemption.

        (c) Furthermore, the Trust shall assume and pay, or reimburse you for, expenses of preparing and printing quarterly, semi-annual and annual reports for distribution to the Trust's then existing shareholders, of maintaining a current prospectus and statement of additional information, of qualification of the Trust's shares for a sale in various jurisdictions and of preparing and printing prospectuses and statements of additional information for distribution to the Trust's then existing shareholders. You shall pay, directly or by reimbursing the Trust, the expenses of preparing, printing and distributing all sales literature of the Trust, including printing and distributing prospectuses required for your purposes, except to the extent payable by the Trust in accordance with the terms of an effective plan pursuant to Rule 12b-1 under the 1940 Act.

        (d) You will be deemed to have fully earned your Allocable Portion of the Distribution Fee and CDSC, if any (as the case may be), payable in respect of Class B Shares of any series upon the sale of each "Initial Issue Commission Share" (as hereinafter defined) of such Class B of such series taken into account in determining your Allocable Portion of such Distribution Fee or CDSC, if any, as the case may be.

        (e) Except as provided in (f) below and notwithstanding anything to the contrary set forth elsewhere in this Agreement, the Trust's obligation to pay you your Allocable Portion of the Distribution Fee payable in respect of the Class B Shares of each series shall be (to the extent you have assigned your rights to your Allocable Portion) absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever (it being understood that such provision is not a waiver of the Trust's right to pursue you and enforce such claims against your assets other than your right to the Distribution Fees and CDSCs in respect of the Class B Shares of such series).

        (f) The Trust's obligation to pay you your Allocable Portion of the Distribution Fee payable in respect of the Class B Shares of each series shall not be terminated or modified except to the extent required by a change in the 1940 Act or the Rules of Conduct enacted or promulgated after January 31, 1996 (a "Change-in-Applicable Law"), or in connection with a "Complete Termination" (as hereinafter defined) or the Rule 12b-1 distribution plan in respect of the Class B Shares of such series.



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        (g)     The Trust will not waive or change any CDSC in respect of the
Class B Shares of any series, except as provided in the Trust's Prospectus or Statement of Additional Information without your consent (or consent of your assigns).

        (h) Except to the extent required by a Change-in-Applicable-Law, neither the termination of your role as principal distributor of the Class B Shares of any series, nor the termination of this Agreement nor the termination (other than a "Complete Termination," as hereinafter defined) of the Rule 12b-1 distribution plan with respect to the Class B Shares will terminate your right to your Allocable Portion of the CDSCs in respect of the Class B Shares of such series that are sold prior to such termination.

        (i) Except as provided in the Trust's then-current Prospectus and Statement of Additional Information, until you have been paid your Allocable Portion of the Distribution Fees in respect of the Class B Shares of each series, the Trust will not adopt a plan of liquidation in respect of such series without your consent (or the consent of your assigns), which consent will not be unreasonably withheld.

        (j) You may sell and assign your rights to your Allocable Portion of the Distribution Fees and CDSCs (but not your obligations to the Trust under this Distribution Agreement) in respect of the Class B Shares of any series to raise funds to make the expenditures related to the distribution of Class B Shares of such series and in connection therewith, upon receipt of notice of such sale and assignment, the Trust shall pay to the purchaser or assignee such portion of your Allocable Portion of the Distribution Fees and CDSCs in respect of the Class B Shares of such series so sold or assigned.

        (k) For purposes of this Agreement, the term "Allocable Portion" means, in respect of Distribution Fees and CDSCs payable in respect of the Class B Shares of any series as applied to you, the portion of such Distribution Fees allocated to you in accordance with the Allocation Schedule attached hereto as Exhibit A.

        (l) For purposes of this Agreement, the term "Complete Termination" means, in respect of the Rule 12b-1 distribution plan in respect of the Class B Shares of any series, a termination of such plan involving the cessation of payments of Distribution Fees thereunder in respect of Class B Shares of such series and the cessation of payments of distribution fees pursuant to every other Rule 12b-1 plan of the Trust in respect of such series for every future class of shares of such series which, in the good faith determination of the Board of Trustees, has substantially similar economic characteristics to the Class B Shares taking into account the total sales charge, CDSC and other similar charges, it being understood that the existing Class A, existing Class C, and existing Class I Shares do not have substantially similar economic characteristics to the Class B Shares.

        (m) For purposes of paragraph (d) above, the term "Initial Issue Commission Share" shall mean, in respect of any series, a Class B Share which is a Commission Share issued by


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such series under circumstances other than in connection with a permitted free exchange with another fund. For purposes of the foregoing definition a "Commission Share" shall mean, in respect of any series, each Class B Share of such series which is issued under circumstances which would normally give rise to an obligation of the holder of such Class B Share to pay a CDSC upon redemption of such Share, including, without limitation, any Class B Share of such series issued in connection with a permitted free exchange as set forth in the Trust's then current Prospectus and Statement of Additional Information ("Permitted Free Exchange"), and any such Class B Share shall not cease to be a Commission Share prior to the redemption (including a redemption in connection with a Permitted Free Exchange) or conversion even though the obligation to pay the CDSC shall have expired or conditions for waivers thereof shall exist.

        SECTION 10. Liability of the Distributor, etc. You shall be liable for your own acts and omissions caused by your willful misfeasance, bad faith or gross negligence in the performance of your duties or by your reckless disregard of your obligations under this agreement, and nothing herein shall protect you against any such liability to the Trust or its shareholders. Subject to the first sentence of this Section, you shall not be liable for any action taken or omitted on advice, obtained in good faith, of counsel, provided such counsel is satisfactory to the Trust.

        SECTION 11. Termination of Agreement, Assignment, etc. This Agreement may be terminated with respect to the Trust at any time, without the payment of any penalty, on sixty days' written notice (i) by you; (ii) by the Trust, acting pursuant to a resolution adopted by the Board; or (iii) by a vote of the holders of the lesser of (1) 67% of the Trust's outstanding voting securities present at a meeting if the holders of more than 50% of the outstanding shares of the Trust are present or represented by proxy, or (2) more than 50% of the outstanding shares of the Trust. This Agreement shall automatically terminate in the event of its assignment; provided, however, that this Agreement has been approved by the Board and the Disinterested Trustees of the Board in anticipation of your transfer of the Allocable Portion in order for you to raise funds to cover distribution expenses associated with Class B Shares and therefore such transfer will not cause this Agreement to terminate. Termination shall not affect the rights of the parties which have accrued prior thereto, including, without limitation, your right to be paid your Allocable Portion as provided in Section 9 hereof (subject to the limitation therein set forth).

        SECTION 12. Duration of Agreement. Unless sooner terminated, this Agreement shall continue in effect for two years from the date of the consummation of the acquisition of Zweig Securities Corp. by Phoenix Investment Partners, Ltd., and thereafter until terminated, provided that such continuation of this Agreement and the terms thereof are specifically approved annually in accordance with the requirements of the 1940 Act by a majority of the Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast in person at a meeting called for the purpose of voting on such approval.

        SECTION 13. Definitions. The terms "assignment" and "interested person" when used in this Agreement shall have the meanings given such terms in the 1940 Act and the rules and regulations promulgated thereunder.

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        SECTION 14. Obligation of the Trust, etc.  The Trust's Agreement and
Declaration of Trust is on file with the Secretary of the State of Delaware and notice is hereby given that this Agreement is made and executed on behalf of the Trust, and not by the Trustees or officers of the Trust individually, and the obligations of or arising out of this Agreement are not binding upon the Trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

        SECTION 15. Counterparts. This Agreement may be executed by any one or more of the parties in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        SECTION 16. Concerning Applicable Provisions of Law, etc. This Agreement is executed and delivered in New York, New York, and the laws of the State of New York shall, except to the extent that any applicable provisions of federal law shall be controlling, govern the construction, validity and effect of this Agreement.

        If the Agreement set forth herein is acceptable to you, please so indicate by executing the enclosed copy of this Agreement and returning the same to the undersigned, whereupon this contract shall constitute a binding contract between the parties hereto effective upon the consummation of the acquisition of Euclid Advisors LLC by Phoenix Investment Partners, Ltd.

                                        Very truly yours,

                                        PHOENIX-EUCLID FUNDS

                                        By: /s/ Eugene J. Glaser
                                            --------------------
                                        Name: Eugene J. Glaser
                                        Title: President



Accepted and agreed by

PHOENIX EQUITY PLANNING CORPORATION

By: /s/ William R. Moyer
    --------------------------
        Name: William R. Moyer
        Title: Sr. V.P. & CFO







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